                                                                    EXHIBIT 99.1

Date:     September 17, 2001

Contacts: Anthony Hoffman                    Patricia Kraft
          Williams Communications (media)    Williams Communications (investors)
          (918) 547-0159                     (918) 573-0649
          ANTHONY.HOFFMAN@WCG.COM            PATRICIA.KRAFT@WCG.COM


     WILLIAMS COMMUNICATIONS COMPLETES SALE AND SUBSEQUENT LEASEBACK OF NEW
                                  HEADQUARTERS



                 Company Receives $276 Million from Transaction

   TULSA, OK - Williams Communications (NYSE:WCG), a leading provider of broadband services for bandwidth-centric customers, announced today it has closed the sale and entered into a long-term lease of its new Tulsa headquarters with its former parent, The Williams Companies (NYSE:WMB). The transaction includes the One Technology Center building and other ancillary assets. As part of this transaction, Williams Communications received approximately $276 million in cash from The Williams Companies.

         "This is one more step in the successful execution of our financing plan and reaffirms Williams Communications' commitment to deliver on its promises," said Howard Janzen, chairman and chief executive officer of Williams Communications.

         One Technology Center is the first high-rise building constructed in downtown Tulsa since the 1980's, and represents Tulsa's transformation to a high-technology community. Its 15-story, 750,000 square foot vertical campus design, featuring ergonomic workspaces, Internet cafes and state-of-the-art connectivity, fosters a collaborative and productive environment. Most of the company's Tulsa-based employees will move into the building by the end of 2001.

ABOUT WILLIAMS COMMUNICATIONS GROUP, INC. (NYSE:WCG)

Based in Tulsa, Okla., Williams Communications Group, Inc., is a leading broadband network services provider focused on the needs of bandwidth-centric customers. Williams Communications operates the largest, most efficient, next-generation network in North America. Connecting 125 U.S. cities and reaching five continents, Williams Communications provides customers with unparalleled local-to-global connectivity. By leveraging its infrastructure, best-in-breed technology, connectivity and network and broadband media expertise, Williams Communications supports the bandwidth demands of leading communications companies around the globe. For more information, visit www.williamscommunications.com.

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